UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

RedEnvelope, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following materials were mailed to stockholders of RedEnvelope, Inc. beginning on August 18, 2004. Accordingly, the Company is filing the following materials as definitive additional proxy materials pursuant to Section 14(a) of the Securities Exchange Act of 1934.

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August 18, 2004

If you receive a BLUE proxy card, we urge you not to sign it!

Dear RedEnvelope Stockholder:

     You may have received a proxy statement and BLUE proxy card from a group led by Scott Galloway (the “Galloway Group”) who are trying to seize control of your Company, replace the entire Board of Directors, except for Mr. Galloway himself, and fire the Company’s CEO. We strongly oppose their attempt to replace the Company’s leadership and urge you NOT to vote for this Group’s candidates for election as directors at the annual meeting to be held on August 27, 2004. WE URGE YOU TO COMPLETE AND SIGN THE WHITE PROXY CARD.

Institutional Shareholder Services Recommendations

•	Institutional Shareholder Services (ISS) is a national independent proxy voting and corporate governance advisory firm.

•	In a recent report, ISS made the following statements and recommendations:

•	“We do not believe replacing the board is appropriate at RedEnvelope.”

•	“The dissident’s attempt to gain board control is too radical a departure from the existing board structure, especially if it were to mean immediate senior management changes in front of the holiday selling season.”

In an apparent attempt to mislead you, the Galloway Group claims ISS support. As you can see, ISS clearly believes that replacing the Board is inadvisable and not in your best interests.

ISS recommended re-election of each of RedEnvelope’s six management nominees. ISS also recommended a vote to increase the size of the Board by two and a vote for two specific dissident nominees. ISS specifically recommended WITHHOLDING votes for six of the Galloway Group’s eight candidates, including Scott Galloway and his proposed interim Chief Executive Officer Martin McClanan.

•	Please note that the specific voting instructions provided by ISS are somewhat confusing. ISS suggested using the blue proxy card to withhold votes for six of the dissident candidates and to vote for expansion of the Board and two of the Galloway Group candidates. However, doing so could cause you inadvertently to cast your votes for two dissident candidates and no one else. The only straightforward way for you to cast your vote for the six management nominees that ISS recommends be re-elected is to return the WHITE proxy card or to attend the stockholder meeting and vote your shares in person.

•	We concur with ISS that additional directors can complement the existing Board. Our bylaws permit the Board of Directors to increase the size of the Board to add directors at any time. The Company’s nominating committee and Board of Directors continue to actively search for additional qualified individuals who can properly complement the strength of our existing Board. We believe adhering to the nominating committee charter and guidelines, which include a thorough review of each potential candidate’s past accomplishments and background as well as interviews with nominating committee and other Board members, will result in a more thorough screening and more thoughtful governance process in which qualified individuals are fully evaluated prior to being recommended to our Board. Scott Galloway chose to skirt this process in favor of a disruptive and costly proxy fight.

What should you know about the Galloway Group’s candidates?

     The Galloway Group’s proxy statement states that its candidates have specialty retail experience and public company board experience that the Group describes in glowing terms. Here is what the Group doesn’t tell you:

•	Scott Galloway — Aside from his tenure on the Board of RedEnvelope during the brief period of time following our initial public offering last Fall, Mr. Galloway has no experience as an officer or director of a public company. Other than RedEnvelope, Mr. Galloway’s business management experience has been limited to start-ups and other small, privately-held entities. Mr. Galloway’s most recent business management experience was as Chairman and Chief Executive Officer of Brand Farm, a now defunct e-commerce incubator.

•	Martin McClanan — While he was RedEnvelope’s CEO from February 2000 to May 2002, the Company lost approximately $42 million. Prior to his tenure at RedEnvelope, Mr. McClanan served as Vice President of Marketing and Business Development of BigWords, an online textbook retailer. BigWords filed for Chapter 11 bankruptcy protection nine months after Mr. McClanan’s departure. McClanan is the Galloway Group’s designated “interim” CEO. Mr. McClanan has no prior experience running a public company.

•	Amy Schoening — Her tenure as the Chief Marketing Officer of Gap, Inc. lasted less than five quarters and, in March 2002, she was returned to the more junior position she held previously at the Banana Republic division of Gap, Inc. At the time of her departure as Chief Marketing Officer, Gap, Inc. abandoned the Spring 2002 advertising campaign overseen by Ms. Schoening. You should also know that Gap, Inc. suffered declining same store sales during Ms. Schoening’s entire tenure as Chief Marketing Officer.

•	Caryn Lerner — Escada USA’s revenues declined during her five-year tenure as Co-President and Chief Marketing Officer, and Escada USA sustained heavy losses in the year preceding Ms. Lerner’s exit from that company.

•	Darius Gaskins — Between the mid 1990s and early 2000s, he served as a director of Anacomp and Northwestern Steel & Wire Co. These companies were apparently in financial trouble when Gaskins joined them and failed to reverse their fortunes during his tenure. Both Anacomp and Northwestern Steel were in bankruptcy proceedings by the time Gaskins left them.

•	Greg Shove — In the year after he joined Katmango, an internet service firm, as Chairman and interim CEO, Katmango spent approximately $7.5 million in venture financing and ceased operations in February 2001.

Do not be misled by the Galloway Group’s claims

•	The Galloway Group would have you believe that the Company has not recovered from the operational problems it faced in Holiday 2003, pointing to the Company’s incurrence of higher distribution center costs in the most recently concluded quarter. The Company incurred higher distribution center costs as compared to the same period last year primarily due to increased orders and the implementation of new warehouse management systems and processes in connection with our initiative to improve operational execution. We believe this investment is paying off in the form of the vastly improved fulfillment accuracy (approximately 99%) and personalization turnaround (one day) achieved in our most recent Mother’s Day and Father’s Day gift seasons. In addition, product returns in our last quarter were down compared to the same period last year.

•	The Galloway Group would also like you to believe that the Company’s financial performance is declining, despite the fact that net revenues and gross margins from the Company’s most recent quarter grew significantly over the same period last year. RedEnvelope is executing a solid plan and strategy designed to further increase sales, improve our already healthy gross margins and drive RedEnvelope to profitability. Please review the summary of our strategy contained in our letter to you dated August 2, 2004. In our just completed first quarter of fiscal 2005, our net revenues increased 19.2% over net revenues in the first quarter of fiscal 2004 and our gross margins increased to 53.2% from 48.9% in the first quarter of fiscal 2004.

•	The Galloway Group stridently claims that Mr. Galloway was isolated from the process of evaluating the current Board and making recommendations as to new members. This is not true. The Board established a nominating committee comprised of the three independent directors that the Board determined were best suited for this responsibility. Mr. Galloway was not among those selected and now uses that to complain that he was “isolated” from the process. Despite his criticism, Mr. Galloway failed to make the contribution to the process that was requested of all Board members; namely, to submit proposals for new director candidates. The Galloway Group would have you believe that Mr. Galloway’s efforts to identify qualified new candidates were ignored by the nominating committee when, in truth, Mr. Galloway never bothered to submit any names to the committee for consideration.

What others are saying about us

RedEnvelope reported FQ1:05 results that were ahead of our expectations. Revenues were up 19% and net loss narrowed from the prior year... We believe the company is on the right track and should reap the rewards of its marketing initiatives in F2006 and beyond...

The founder of RedEnvelope has launched a proxy fight, as it appears that he has a different vision from the current management team as far as the direction of the company. We believe that this proxy battle may continue to pressure REDE stock price. We support the current management team’s growth strategy of investing to build brand awareness and to offer customers a unique selection of gifts year-round. We believe that the current quarterly results provide some support to management’s strategy.

Kristine Koerber – WRHambrecht research report
(7/28/04)1

Growth in proprietary products leads to stronger margins.

Operational execution appears to be on track.

REDE valuation is attractive. Trading at roughly 5.5x enterprise value to our F2006 EBITDA estimate, REDE shares offer an attractive risk/reward opportunity, in our view.

Steve Weinstein – Pacific Crest research report (7/28/04)1

     Your Board deliberates and acts collectively to make decisions that it believes to be in the best interests of the Company and its stockholders. Every member of the Board, with the exception of Mr. Galloway, strongly supports the current Company management and its strategy for Company growth. A lone director with a divergent sense of strategic direction cannot be permitted to dictate the Company’s operating strategy and hijack the nomination process in opposition to the rest of the Board and the Company’s management. We ask that you cast your vote in support of the Company’s Board.

YOUR VOTE IS IMPORTANT!

[1]	RedEnvelope has not paid any amount to the authors of these quotations and has not obtained the author’s permission to duplicate these materials. WRHambrecht+Co and Pacific Crest Securities served as underwriters in RedEnvelope’s initial public offering.

     Whether or not you plan to attend the meeting, we urge you to sign, date and return the enclosed WHITE proxy card as promptly as possible in the enclosed postage-paid envelope. Only your latest dated proxy will be counted.

     We also strongly recommend that you NOT sign any BLUE proxy card sent by the Galloway Group. Do not gamble the future of your Company by turning over control to the Galloway Group’s candidates, most of whom, we submit, would not satisfy the Company’s qualification criteria for service on the Board.

     Stockholders who need assistance in voting their shares correctly should immediately call Georgeson Shareholder Communications toll-free at (800) 501-4524.

     We thank you for your continued support.

Sincerely yours, /s/ Michael Moritz Michael Moritz Chairman of the Board

     Some of the statements in this letter constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from the results implied by these forward-looking statements, depending on a variety of factors including the general state of the economy and other factors identified in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q. We undertake no responsibility to update those statements.

If you have questions or need assistance in voting your shares, please call:

17 State Street, 10th Floor
New York, NY 10004
(800) 501-4524 (Toll Free)

Banks and Brokerage Firms please call:
(212) 440-9800

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